CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment to Registration Statement No. 333-297179 on Form N-2 of our report dated November 20, 2025, relating to the financial statements and financial highlights of DoubleLine Yield Opportunities Fund appearing in the Annual Report on Form N-CSR of DoubleLine Yield Opportunities Fund for the year ended September 30, 2025, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California

September 23, 2026